Exhibit 99.1

United Security Bancshares, Inc. Reports Third Quarter Results

THOMASVILLE, Ala.--(BUSINESS WIRE)--October 29, 2014--United Security Bancshares, Inc. (Nasdaq: USBI) today reported net income of $837,000, or $0.13 per diluted share, for the third quarter ended September 30, 2014, compared with net income of $904,000, or $0.15 per diluted share, for the third quarter of 2013. Net income for the first nine months of 2014 was $2.8 million, or $0.46 per diluted share, compared with $3.0 million, or $0.49 per diluted share, for the first nine months of 2013.

“We are pleased to report that United Security reinstituted its cash dividend during the third quarter,” stated James F. House, President and CEO of United Security Bancshares, Inc. “Our initial cash dividend of $0.01 per share highlights our strong balance sheet and the significant improvements that we have made in reducing problem assets in recent years. We reported the lowest level of non-performing assets in over three years in the third quarter. The third quarter also marked our eighth consecutive quarterly improvement in this important credit metric. Total non-performing assets were down 35.8% to $16.7 million compared with the third quarter of last year. In addition, our non-accrual loans were down by $7.8 million, and other real estate owned (OREO) was down by $1.1 million since the third quarter of last year. We believe our focus on improving our overall credit quality will be an important component in strengthening our earnings base in the future.”

“Our biggest challenge continues to be soft demand for commercial and real estate loans in our rural service areas. This has been offset partially by consumer loan growth from our subsidiary, Acceptance Loan Company, Inc. (ALC), which continues to attract new business. ALC has established partnerships with prominent retailers that have contributed to our growth in consumer loans and improvements in consumer loan quality. We are also investigating opportunities to expand our lending at the Bank into contiguous metropolitan markets that have greater commercial loan potential. We believe that our excellent balance sheet liquidity, strong capital base and cash flows from our investment portfolio provide us with a solid foundation to pursue these growth opportunities,” continued Mr. House.

Third Quarter Results

Net income was $837,000, or $0.13 per diluted share, for the third quarter ended September 30, 2014, compared with net income of $904,000, or $0.15 per diluted share, for the third quarter of 2013.

Interest income totaled $7.9 million in the third quarter of 2014, compared with $8.3 million in the third quarter of 2013. The decline in interest income was due primarily to a decrease in total loans offset partially by higher interest income from investment securities compared with the third quarter of 2013.

Interest expense declined 8.6% to $642,000 in the third quarter of 2014, compared with $702,000 in the third quarter of 2013. The decrease resulted primarily from a decline in interest bearing deposits and lower interest rates paid compared with the prior year.

Net interest income was $7.3 million in the third quarter of 2014, compared with $7.6 million in the third quarter of 2013. The decline in net interest income was due to a decrease in loans, combined with a 33 basis point decline in the net interest margin, compared with the third quarter of 2013. Net interest margin was 5.56% in the third quarter of 2014, compared with 5.89% in the third quarter of 2013. The decline in net interest margin was due primarily to the payoff of higher yielding loans, the competitive loan market and a change in ALC’s loan origination criteria that has focused on improved credit quality, with a slight offset in lower interest rates charged.

Net loans declined to $265.2 million in the third quarter of 2014, compared with $304.8 million at September 30, 2013. The decrease in net loans was due to loan payoffs and write-downs outpacing new loan production at the Bank, offset slightly by solid growth in consumer loans at ALC. An overall sluggish economy in the geographical areas that we serve, primarily centered in the real estate sector, has been a significant factor in lower loan demand at the Bank during the past year.

Provision for loan losses was a credit of $55,000 in the third quarter of 2014, compared with a charge of $240,000 in the third quarter of 2013. The reduction in the provision resulted primarily from recoveries of loans previously charged off and improvement in the credit quality of several loan relationships. Net charge-offs totaled approximately $201,000 in the third quarter of 2014, compared with $2.6 million in the third quarter of 2013. The decrease in net charge-offs reflected the overall improvement in the loan portfolio, including a lower level of write-downs and a higher level of recoveries compared with the third quarter of last year.

Total non-interest income was $1.2 million in the third quarter of 2014, compared with $1.3 million in the third quarter of 2013. The decrease in non-interest income was due to lower service charges, credit life insurance income and other income compared with the third quarter of 2013.

Total non-interest expense declined 1.7% to $7.2 million in the third quarter of 2014, compared with $7.4 million in the third quarter of 2013. The decrease in non-interest expense was due primarily to lower other real estate/foreclosure expense and other expense, offset partially by higher salaries and benefits, occupancy, and furniture and equipment expense. Total OREO related expenses declined to $224,000 in the third quarter of 2014, compared with $479,000 in the third quarter of 2013. OREO totaled $10.3 million at September 30, 2014, a 9.3% decline from $11.4 million at September 30, 2013. Salaries and benefits increased $330,000 in the third quarter of 2014 compared with the third quarter of 2013. Of this amount, $259,000 represented non-cash expense associated with the issuance of stock options to certain members of management and the board of directors. No stock options were issued in 2013. Absent expense associated with stock options, salaries and benefits increased 1.8% comparing the third quarter of 2014 to the third quarter of 2013.

United Security Bancshares and First United Security Bank continued to be rated as “well-capitalized,” the highest regulatory rating, at the end of the third quarter of 2014. Total risk-based capital was 21.82% for the Company and 21.96% for the Bank, significantly above the regulatory requirement of 10.0% for a well-capitalized institution and the minimum regulatory requirement of 8.0%. Tier 1 risk-based capital was 20.56% for the Company and 20.70% for the Bank, both measures significantly above the regulatory requirement of 6.0% for a well-capitalized institution and the minimum regulatory requirement of 4.0%. Tier 1 leverage ratio rose to 11.50% for the Company and 11.58% for the Bank.

Nine Months Results

For the first nine months of 2014, net income was $2.8 million, or $0.46 per diluted share, compared with $3.0 million, or $0.49 per diluted share, for the first nine months of 2013. The decrease in earnings for the first nine months of 2014 was due to lower net interest income resulting primarily from a decrease in loans and lower non-interest income, offset partially by a decline in non-interest expenses, all as compared with the first nine months of 2013.

For the nine months ended September 30, 2014, net interest income was $21.8 million, compared with $23.1 million for the same period of 2013. Net interest margin declined to 5.58% in the first nine months of 2014 from 5.97% in the first nine months of 2013.

Provision for loan losses was $95,000 in the first nine months of 2014, compared with $799,000 in the first nine months of 2013.

Non-interest income decreased to $3.8 million for the first nine months of 2014, compared with $4.1 million for the same period of 2013. The decrease was due primarily to lower service charges, credit life insurance and other income compared with the first nine months of 2013.

Non-interest expense was down 4.0% to $21.3 million in the first nine months of 2014, compared with $22.2 million in the first nine months of 2013. The decline in non-interest expense was due primarily to a $1.3 million decrease in other real estate/foreclosure expense compared with the first nine months of 2013, partially offset by increases in salaries and benefits. Salaries and benefits increased $576,000 during the first nine months of 2014 compared with the first nine months of 2013. Of this amount, $270,000 represented non-cash expense associated with stock options issued in 2014 to certain members of management and the board of directors. No stock options were issued in 2013. Absent expense associated with stock options, salaries and benefits increased 2.6% comparing the nine month periods.

Shareholders’ equity rose to $73.9 million, or $12.25 per share, at September 30, 2014, from $70.1 million, or $11.63 per share, at December 31, 2013 and $69.4 million, or $11.51 per share, at September 30, 2013. The increase in shareholders’ equity in the latest nine-month period included continued growth in retained earnings and a $638,000 increase in other comprehensive income due to an increase in the market value of investment securities available-for- sale. The Company declared a cash dividend of $0.01 per share on its common stock during the third quarter of 2014.

About United Security Bancshares, Inc.

United Security Bancshares, Inc. is a bank holding company that operates nineteen banking offices in Alabama through First United Security Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “USBI.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. USBI undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, USBI, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of USBI’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by USBI with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USBI or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to loan demand, growth and earnings potential and the adequacy of the allowance for loan losses for USBI, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands, Except Share Data)

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Cash and due from banks	$11,337	$10,276
Interest bearing deposits in banks	23,194	37,444
Total cash and cash equivalents	34,531	47,720
Investment securities available-for-sale, at fair value	179,346	135,754
Investment securities held-to-maturity, at amortized cost	36,524	35,050
Federal Home Loan Bank stock, at cost	738	906
Loans, net of allowance for loan losses of $7,416 and $9,396, respectively	265,170	300,927
Premises and equipment, net	9,216	8,928
Cash surrender value of bank-owned life insurance	13,893	13,650
Accrued interest receivable	2,241	2,702
Other real estate owned	10,311	9,310
Other assets	10,771	14,854
Total assets	$562,741	$569,801

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$474,518	$484,279
Accrued interest expense	229	266
Other liabilities	8,348	8,930
Short-term borrowings	755	1,231
Long-term debt	5,000	5,000
Total liabilities	488,850	499,706

Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,329,060 and 7,327,560 shares issued, respectively; 6,034,059 and 6,028,091 shares outstanding, respectively	73	73
Surplus	9,567	9,284
Accumulated other comprehensive income, net of tax	1,167	529
Retained earnings	83,983	81,214
Less treasury stock: 1,295,001 and 1,299,469 shares at cost, respectively	(20,886)	(20,992)
Noncontrolling interest	(13)	(13)

Total shareholders’ equity	73,891	70,095

Total liabilities and shareholders’ equity	$562,741	$569,801

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
INTEREST INCOME:
Interest and fees on loans	$6,786	$7,413	$20,428	$23,020
Interest on investment securities	1,113	857	3,247	2,276
Total interest income	7,899	8,270	23,675	25,296

INTEREST EXPENSE:
Interest on deposits	640	693	1,894	2,215
Interest on borrowings	2	9	23	13
Total interest expense	642	702	1,917	2,228

NET INTEREST INCOME	7,257	7,568	21,758	23,068

PROVISION (REDUCTION IN RESERVE) FOR LOAN LOSSES	(55)	240	95	799

NET INTEREST INCOME AFTER PROVISION (REDUCTION IN RESERVE) FOR LOAN LOSSES	7,312	7,328	21,663	22,269

NON-INTEREST INCOME:
Service and other charges on deposit accounts	581	586	1,572	1,734
Credit life insurance income	190	239	423	518
Other income	409	466	1,817	1,890
Total non-interest income	1,180	1,291	3,812	4,142

NON-INTEREST EXPENSE:
Salaries and employee benefits	4,359	4,029	12,582	12,006
Occupancy expense	508	495	1,475	1,456
Furniture and equipment expense	318	301	941	865
Other real estate/foreclosure expense, net	224	479	649	1,918
Other expense	1,833	2,061	5,702	5,988
Total non-interest expense	7,242	7,365	21,349	22,233

INCOME BEFORE INCOME TAXES	1,250	1,254	4,126	4,178
PROVISION FOR INCOME TAXES	413	350	1,297	1,206
NET INCOME	$837	$904	$2,829	$2,972
BASIC NET INCOME PER SHARE	$0.14	$0.15	$0.46	$0.49
DILUTED NET INCOME PER SHARE	$0.13	$0.15	$0.46	$0.49
DIVIDENDS PER SHARE	$0.01	$-	$0.01	$-

CONTACT:
United Security Bancshares, Inc.
Thomas S. Elley, 334-636-5424